Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, Treasurer
(410) 568-1500

SINCLAIR DIVESTS OF KSMO-TV IN KANSAS CITY

                BALTIMORE (November 12, 2004) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it has agreed to sell KSMO-TV (WB 62) in Kansas City to Meredith Corporation (NYSE: MDP) for $33.5 million, of which $26.8 million for the non-license assets closed today.  The remaining $6.7 million purchase price is subject to the Federal Communications Commission’s approval.  Meredith, who owns KCTV, the CBS affiliate in Kansas City, will operate KSMO-TV with Sinclair pursuant to a joint sales agreement, in which Meredith’s station will provide certain non-programming related sales, operational and administrative services to KSMO.

                “KSMO is the second television station we’ve sold since announcing our asset rationalization program in 2001,” commented David Smith, President and Chief Executive Officer of Sinclair.  “The first was the sale of WTTV-TV, a single station WB affiliate in Bloomington, Indiana to Tribune in 2002.  We believe this transaction is good for all parties involved.  It allows us to divest of a station that is at a competitive disadvantage, and it allows Meredith, who already owns a station in Kansas City, to create operating efficiencies and scale that should strengthen KSMO’s financial performance in the market.  We plan to continue to market certain of our assets in an effort to improve our balance sheet and enhance our competitive profile.”

                Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 61 television stations in 38 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Forward-Looking Statements:

                The matters discussed in this press release include forward-looking statements regarding, among other things, future results and future valuations of stations.  When used in this press release, the words “believes,” “expects,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including changes in broadcast regulations, court rulings, valuations of broadcast properties, and the other risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.